Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GAN Limited

Irvine, California

We have issued our report dated April 15, 2022, with respect to the consolidated financial statements included in the Annual Report of GAN Limited on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of GAN Limited on Form S-3 (File No. 333-258987) and on Forms S-8 (File Nos. 333-258989, 333–253102, and 333-238017).

/s/ GRANT THORNTON LLP

Los Angeles, California

April 15, 2022